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                                                                      Exhibit 99
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FOR IMMEDIATE RELEASE

Investor Contacts:
Douglas A. Shumate                  Mary A. Edwards
Senior Vice President               Manager
Chief Financial Officer             Investor Relations
706-385-8189                        706-385-8016
dshumate@itcdeltacom.com            medwards@itcdeltacom.com
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Media Contact:
Moss Crosby
Vice President of Marketing
256-382-3851
mcrosby@itcdeltacom.com


                   ITC/\DELTACOM ANNOUNCES $30 MILLION SALE
                               OF PREFERRED STOCK

     WEST POINT, Ga. (June 20, 2001) - ITC/\DeltaCom, Inc. (Nasdaq/NM: ITCD) today announced that it has completed the sale of a total of $30 million of a new series of cumulative convertible preferred stock to ITC Holding Company, Inc. and two other institutional investors. At the closing today, the Company also issued warrants to purchase its common stock for an aggregate exercise price of $9 million. This sale is the first closing under a commitment for $150 million in equity financing announced by the Company in February 2001.

     The Company will use the proceeds from the sale of these securities to continue to expand the capabilities of its fiber optic network, to expand the network operations of its retail services segment, and to develop its e/\deltacom division.

     ITC/\DeltaCom, headquartered in West Point, Georgia provides integrated telecommunications and technology solutions to businesses in the southern United States and is a leading regional provider of broadband transport services to other communications companies.

     This notice does not constitute an offer of any securities for sale. The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About ITC/\DeltaCom

     ITC/\DeltaCom, headquartered in West Point, Georgia, is a premier provider of facilities-based integrated telecommunications and technology solutions to businesses in the southern United States, and is a leading regional provider of broadband transport services to other communications companies. ITC/\DeltaCom operates 37 branch locations in nine states, and its 10-state, approximately 9,730-mile fiber optic network reaches more than 150 points of presence. For additional information about ITC/\DeltaCom or e/\deltacom, visit the companies' Web sites at www.itcdeltacom.com and www.edeltacom.com.
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